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                                                                   EXHIBIT 10.1


                             SURRENDER OF LEASEHOLD



THIS SURRENDER OF LEASEHOLD AGREEMENT IS MADE AS OF THE 14th day of September, 1998, BY AND BETWEEN: PACIFIC GULF PROPERTIES, INC., a Maryland corporation as Assignor of GOLDEN WEST VISTA ASSOCIATES, a California partnership, hereinafter called LESSOR, and VANS, INC., a Delaware corporation, hereinafter called LESSEE.

                                    RECITALS

     A. Lessor and Lessee executed a Lease Agreement on May 27, 1992 (the "Lease"). By the terms of the Lease, the following described property was leased to Lessee for a term of eleven (11) years and six (6) months, commencing on September 1, 1992, and ending on February 29, 2004. Located at 1205 Park Center Drive, Building #4, Vista, California, being a 90,400 sq.ft., 24 foot clear sprinklered industrial building.

         Lessee desires to surrender the Lease and all rights to the possession of the Leased premises and to release Lessor from its obligations under the Lease, and Lessor desires to accept said surrender and to release Lessee from his obligations under the lease.


Lessor and Lessee therefore agree as follows:

                               TERMS OF SURRENDER

1.  CANCELLATION FEE

In consideration of the mutual promises herein contained, and in consideration of Lessee paying Lessor in the sum of $238,574.00, Lessee agrees to surrender the Lease and vacate the premises as described hereinabove as of September 30, 1998, and Lessor agrees to accept such surrender and the premises, and Lessor and Lessee agree to cancel and terminate the Lease and discharge and release each other from all obligations under the Lease as of said date.

2.  CONDITION OF PREMISES.

Lessee shall deliver the premises to Lessor making the following termination improvements thereto on or before September 30, 1998.

     A. Mill Room. Remove all existing equipment and clean the warehouse floor of the rubber residue. The existing ventilation system and the existing electrical overhead lines that run into the milling room shall remain. All electrical shall be capped off.

     B. Offices at Front Entrance. Vacuum carpet, lease window coverings and built-in cabinetry.

     C. Warehouse. Lessee shall remove all equipment from the warehouse areas. This includes any and all air lines, steam lines, and electrical associated with the equipment. Lessee shall remove all drop electrical powerbars, fluorescent hanging and emergency lighting from the ceiling in the warehouse area. All the electrical shall be capped at the ceiling level. The high bay sodium lights that were lowered for assembly shall be retained and returned to ceiling height level. Lessee shall provide a full ceiling-height warehouse area to allow Lessee's full use of the warehouse clearance. The fencing in the warehouse, including the warehouse outlet store, shall be completely removed and the bolts either removed or cut flush with the existing concrete. The warehouse floor shall be delivered in broom-clean condition.

     D. Repair Roof. Lessee shall repair the roof in the Boiler Room and Vulcanizer Room areas.

     E. Water Clarifier. Lessee shall pump the Water Clarifier and dispose of the waste.

     F. Warehouse Outlet Store. The store shall be removed in its entirety from the premises by the Lessee.

Lessee makes no warranties to Lessor or any other party regarding the foregoing work, and Lessor agrees to accept such work "AS IS".
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Surrender of Leasehold
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3.  PAYMENT FOR TERMINATION IMPROVEMENTS.

Lessor shall pay Lessee $20,000.00 upon completion of the work of improvement described in Section 2 above.

4.  ENVIRONMENTAL REPORT.

Lessee shall provide Lessor a Phase One Environmental Report which specifically includes the water clarifier.

5.  EARLY OCCUPANCY BY JOSEPH WEBB FOODS, INC.

Lessee is aware that Lessor intends to relet the premises to Joseph Webb Foods, Inc. Lessee hereby consents to early access to the demised premises for Joseph Webb Foods, Inc., to begin its tenant improvements and/or moving rack systems into the premises. Lessee will be conducting an auction and removing the equipment. Lessee shall cooperate with Joseph Webb Foods, Inc. in phasing out Lessee's operations and allowing the new tenant access as soon as practicable.

6.  CONDITIONS PRECEDENT TO SURRENDER.

This Surrender of Leasehold Agreement is conditioned on the simultaneous negotiations with Joseph Webb Foods, Inc./Reyes Holdings for a new Lease Agreement.

7.  DAMAGES.

In addition to any and all damages set forth in the Lessee dated May 27, 1992, Lessee acknowledges that a substantial inducement and consideration for Lessor entering into this agreement is Lessee's promise to vacate the demised premises on or before September 30, 1998. Beginning on October 1, 1998, and thereafter, Lessee agrees to pay double the daily rental rate for any delay in vacating the demised premises or completing the termination improvements.

9.  TERMINATION IMPROVEMENT PLANS.

Lessee shall provide a written description of any and all termination improvements describing the scope of work, and any destructive or demolition, "as built" plans, specification, and other documentation that would assist a subsequent tenant in determining the extent of any termination improvement.




"LESSOR"                                  "LESSEE"

PACIFIC GULF PROPERTIES, INC.             VANS, INC.
a Maryland corporation                    a Delaware corporation

BY: /s/ ROBERT A. DEWEY                   BY: /s/ CRAIG E. GOSSELIN
   --------------------------                -----------------------------

Name Printed: ROBERT A. DEWEY             Name Printed: CRAIG E. GOSSELIN

Its: Senior Vice President                Its: Vice President and
                                               General Counsel

BY: /s/ L. P. NADEL
   --------------------------

Name Printed: L. P. NADEL

Its: Senior Vice President